UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 26, 2011

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 361-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2011, Cal Dive International, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and certain  other lenders (collectively, the “Lenders”), providing for a $150 million term loan (the “Term Loan”) and an additional $300 million in available loans (the “Revolving Loans”) under a revolving credit facility (the “Revolving Credit Facility”).

The Credit Agreement replaces the existing credit agreement dated December 11, 2007 among the Company, CDI Vessel Holdings LLC and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and certain other lenders, as amended, which was scheduled to expire on December 11, 2012.

The Term Loan and the Revolving Loans (together, the “Loans”) may consist at any given time of loans bearing interest equal to the highest of the Federal Funds Rate plus ½ of 1 percent, Bank of America’s prime rate or  LIBOR plus 1 percent (known as Base Rate Loans), and loans bearing interest equal to LIBOR (known as Eurodollar Rate Loans), in each case plus an applicable margin. The interest rate margins on the Loans will range from 1.50% to 2.25% on Base Rate Loans and 2.50% to 3.25% on Eurodollar Rate Loans.  The interest rate margins on the Loans will fluctuate in relation to the Company’s consolidated leverage ratio as provided in the Credit Agreement. In addition, a commitment fee of 0.50% will be payable quarterly on the unused portion of the Lenders’ aggregate commitment under the Revolving Credit Facility.

The Revolving Credit Facility terminates and the Revolving Loans mature on April 26, 2016. The Company may prepay amounts outstanding under the Revolving Loans without penalty, and may re-borrow any amounts prepaid. The Term Loan matures on April 26, 2016, with quarterly principal payments of $2 million being payable beginning June 30, 2012 until June 30, 2013 when quarterly principal payments increase to $4 million. A final payment of approximately $94 million will be due at maturity.  The quarterly principal installment amounts are subject to reduction to reflect any mandatory prepayments on the Term Loan. The Company may prepay all or any portion of the outstanding balance of the Term Loan without prepayment penalty, but may not re-borrow any amounts prepaid. In certain stated circumstances, the Company will be required to prepay the Loans.

The Credit Agreement and its related loan  documents  (collectively , the “Loan Documents”) have  terms and conditions, including covenants and events of default, that the Company considers reasonable and customary for this type of indebtedness. Among other things, the covenants restrict the ability of the Company and its subsidiaries to (i) grant liens, (ii) incur indebtedness, (iii) make investments, (iv) merge or consolidate, and (v) sell or transfer assets. In addition, the Credit Agreement obligates the Company to meet minimum ratios of EBITDA to interest charges and funded debt to EBITDA.

The events of default include failure to timely pay amounts due under the Credit Agreement, non-compliance with covenants, failure to pay other third party Company debt above a stated threshold, material breaches of representations, insolvency, a change of control of the Company and other events of default customary for term and revolving debt, subject to applicable notice and cure periods for most defaults. During the existence of any uncured events of default, the Lenders have the right to stop making advances to the Company and to declare the Loans immediately due.

The Loans and other obligations of the Company to the Lenders under the Loan Documents are secured by vessel mortgages on all of the Company’s vessels (except for the Sea Horizon and the Eclipse), a pledge of all of the stock of all of the Company’s  domestic subsidiaries and 66% of the stock of three of its foreign subsidiaries, and a security interest in, among other things, substantially all of the assets and properties of the Company and its U.S. subsidiaries.

This description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The following information is being provided under Form 8-K. Item 7.01, and should not be deemed incorporated by reference by any general statement incorporating by reference this Current Report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Registrant specifically incorporates this information by reference, and none of this information shall be deemed “filed” under such acts.

On April 27, 2011, the Company issued the press release included herein as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Lisa M. Buchanan
Lisa M. Buchanan Executive Vice President, General Counsel and Secretary

Date:   April 27, 2011

Cal Dive International, Inc.

Exhibit Index

Exhibit
Number

10.1
Credit Agreement dated April 26, 2011 among Cal Dive International, Inc., and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, together with the other lenders parties thereto.

99.1	Press release issued by Cal Dive International, Inc. on April 27, 2011, reporting the renewal of its credit facility and reduction of scheduled debt repayments.